Exhibit 10.11

VITESSE ENERGY, INC.

2022 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Vitesse Energy, Inc. 2022 Long Term Incentive Plan (the “Plan”), Vitesse Energy, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:

Date of Grant:

Total Number of Restricted Stock Units:

Vesting Commencement Date:

Vesting Schedule:	Subject to Section 3(b) of the Agreement, the Plan and the other terms and conditions set forth herein, the restrictions on a number of the RSUs granted pursuant to this Agreement will expire and the RSUs shall vest according to the following schedule:

	Vesting Date	RSUs Vesting

	Second Anniversary of the Vesting Commencement Date	50% of the total RSUs

	Third Anniversary of the Vesting Commencement Date	25% of the total RSUs

	Fourth Anniversary of the Vesting Commencement Date	25% of the total RSUs

provided, that you remain continuously employed by the Company or an Affiliate, as applicable, from the Date of Grant through each such vesting date, except as otherwise provided in Section 3(b) of the Agreement. Shares of Stock will be issued with respect to the RSUs as set forth in Section 5 of the Agreement, which shares of Stock when issued will be transferable and nonforfeitable (subject to Section 19 of the Agreement).

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

VITESSE ENERGY, INC.

By:
Name:	[Name]
Title:	[Title]

SIGNATURE PAGE TO RESTRICTED STOCK UNIT

GRANT NOTICE AND AWARD AGREEMENT

PARTICIPANT

Name: [FULL NAME]

Date Accepted:

SIGNATURE PAGE TO RESTRICTED STOCK UNIT

GRANT NOTICE AND AWARD AGREEMENT

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Vitesse Energy, Inc., a Delaware corporation (the “Company”), and [FULL NAME] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.    Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

(a)    “Cause” means a determination by the Company that Participant (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Participant’s duties with respect to any Company Entity, (b) has refused without proper legal reason to perform Participant’s duties and responsibilities to any Company Entity, (c) has materially breached any provision of this Agreement or any future written agreement or corporate policy or code of conduct that may be established (and as may be amended from time to time) by any Company Entity, (d) has engaged in conduct that is materially injurious to any Company Entity, (e) has disclosed without specific authorization from the Company confidential information of any Company Entity that is materially injurious to any such Company Entity, (f) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to any Company Entity, (g) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction), or (h) has, directly or indirectly (through a failure to put in place and enforce appropriate compliance controls and procedures), violated, or there appears to be, after due inquiry, a reasonable basis to conclude that Participant has violated, the Foreign Corrupt Practices Act of 1977, as amended.

(b)    “Company Entity” means the Company and its majority-owned subsidiaries.

(c)    “Disability” means a disability resulting in the payment of long term disability benefits under the Company’s long term disability plan.

(d)    “Good Reason” means that the Participant resigns from employment with the Company Entity after complying with the Good Reason Process because, without the Participant’s prior written consent, the Company Entity: (a) reduces the Participant’s base salary in any material respect, except for across-the-board salary reductions not to exceed 10% based on the Company Entity’s financial performance similarly affecting all similarly situated employees of the Company Entity; (b) fails to pay any material incentive compensation to which the Participant is actually entitled under a written agreement with the Company Entity; or (c) relocates the Participant’s principal place of work to a location more than 25 miles from the Participant’s principal place of employment, without the Participant’s prior written approval.

(e)    “Good Reason Process” means that (a) the Participant reasonably determines in good faith that a Good Reason condition has occurred; (b) the Participant notifies the Company in writing of the occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (c) the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Participant terminates the Participant’s employment within 60 days after the end of the cure period contemplated by clause (c) above. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.

(f)     “Qualifying Termination” means a termination of the Participant’s employment with the Company or an Affiliate (A) by the Company or an Affiliate without Cause, (B) by Participant for Good Reason, or (C) due to the Participant’s death or Disability.

2.    Award. In consideration of the Participant’s past or continued employment with the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock or cash in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

3.    Vesting of RSUs.

(a)    Except as otherwise set forth in Section 3(b), the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice. Upon a termination of the Participant’s employment with the Company or an Affiliate prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to Section 3(b) below), any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b)    Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary:

(i)    during the two-year period beginning on a Change in Control and ending on the two-year anniversary of the Change in Control, the RSUs shall immediately become fully vested upon the occurrence of a termination of the Participant’s employment due to a Qualifying Termination, or

(ii)    if the Participant experiences a termination of employment due to the Participant’s death or Disability that occurs either prior to a Change in Control or after the two-year anniversary of the Change in Control, subject to the Participant’s (or the Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) timely execution of a general release of claims in a form satisfactory to the Company and, if applicable, failure to revoke such execution or signature in accordance with the terms of such release, in each case, during the period the Company provides to execute and revoke such release of claims (which period shall not exceed 60 days following the Qualifying Termination) (such time period, the “Consideration Period”), the RSUs shall become fully vested upon the release becoming irrevocable.

4.    Dividend Equivalents. Each RSU subject to this Award is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the RSU to which it corresponds. Each earned and vested Dividend Equivalent shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any dividends paid by the Company in respect of the shares of Stock underlying the RSUs to which such Dividend Equivalent relates. The Company shall establish, with respect to each RSU, a separate Dividend Equivalent bookkeeping account for such RSU (a “Dividend Equivalent Account”), which shall be credited (without interest) on the applicable dividend payment dates with an amount equal to any dividends for which the record date occurs during the period that such RSU remains outstanding with respect to the shares of Stock underlying the RSU to which such Dividend Equivalent relates. Once an RSU becomes earned and vested, the Dividend Equivalent (and the Dividend Equivalent Account) with respect to such earned RSU shall also become earned and vested. An earned and vested Dividend Equivalent (and the Dividend Equivalent Account) shall be settled in cash, less applicable withholding, at the same time and subject to the same terms and conditions as the earned and vested RSU to which it relates is settled. Similarly, upon the forfeiture or rescindment of an RSU, the Dividend Equivalent (and the Dividend Equivalent Account) with respect to such forfeited RSU shall also be forfeited or rescinded, as applicable. Dividend Equivalents shall not entitle the Participant to any payments relating to dividends for which the record date occurs after the earlier to occur of the applicable RSU settlement date or the forfeiture or rescindment, as applicable, of the RSU underlying such Dividend Equivalent.

5.    Settlement of RSUs.

(a)    As soon as administratively practicable following the vesting of RSUs pursuant to Section 3, but in no event later than 74 days after such vesting date, the Company shall deliver to the Participant a number of shares of Stock equal to the number of RSUs subject to this Award that so vested, net of any applicable withholding amounts; provided, however, that if the RSUs vest pursuant to Section 3(b)(ii) and the Consideration Period spans two calendar years, the RSUs shall be settled upon the expiration of the Consideration Period in the second calendar year. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. Neither this Section 5 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

(b)    If the settlement of the RSUs is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date a distribution would otherwise be made pursuant to Section 5(a), such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the date that is one day prior to the date that is two and one-half months following the end of the calendar year in which the vesting date occurred.

6.    Tax Withholding.

(a)    Any income taxes, Federal Insurance Contributions Act, state disability insurance, or other similar payroll and withholding taxes (“Withholding Obligation”) arising with respect to the RSUs or the Dividend Equivalent Rights are your sole responsibility and shall be settled pursuant to Section 6(b) or 6(c), below.

(b)    By accepting this Agreement, you hereby elect, effective on the Date of Grant, to sell shares of Stock held by you in an amount and at such time as is determined in accordance with this Section 6(b), and to allow the Agent, as defined below, to remit the cash proceeds of such sales to the Company or its Affiliate that employs you as more specifically set forth below (a “Sell to Cover”) to permit you to satisfy the Withholding Obligation to the extent the Withholding Obligation is not otherwise satisfied pursuant to the provisions of Section 6(c) below, and you further acknowledge and agree to the following provisions:

(i)    You hereby irrevocably appoint the Company’s designated broker E-Trade Financial Corporation, or such other broker as the Company may select, as your agent (the “Agent”), and you authorize and direct the Agent to:

(1)

Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement of the vested RSUs, the number (rounded up to the next whole number) of shares of Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation (based on the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income) that is not otherwise satisfied pursuant to Section 6(c) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

(2)	Remit directly to the Company or its Affiliate that employs you the proceeds necessary to satisfy the Withholding Obligation;

(3)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale; and

(4)	Deposit any remaining funds in your account.

(ii)    You acknowledge that your election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in Section 6(b) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (your election to Sell to Cover and the provisions of Section 6(b), collectively, the “10b5-1 Plan”). You acknowledge that by accepting this Award, you are adopting the 10b5-1 Plan to permit you to satisfy the Withholding Obligation. You hereby authorize the Company and the Agent to cooperate and communicate with one another (and with your employer) to determine the number of shares of Stock that must be sold pursuant to Section 6(b) to satisfy the Withholding Obligation.

(iii)    You acknowledge that the Agent is under no obligation to arrange for the sale of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account. In addition, you acknowledge that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan, and in the event of the Agent’s inability to sell shares of Stock, you will continue to be responsible for the Withholding Obligation.

(iv)    You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of Section 6(b) and the terms of this 10b5-1 Plan.

(v)    Your election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the vesting and settlement of the RSUs is satisfied.

(c)    Notwithstanding the foregoing, in the event the Company determines that its Withholding Obligation has not been satisfied pursuant to Section 6(b) or otherwise determines that the Withholding Obligation should be satisfied pursuant to this Section 6(c), you authorize the Company, at its discretion, to satisfy the Withholding Obligation through your surrendering shares of Stock to which you are otherwise entitled to as a result of the settlement of vested RSUs (based on maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income) or such other arrangements offered by the Participant that are satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award.

(d)    Stock you receive upon settlement will be taxable to you in an amount equal to the closing price of the shares on the date of settlement (or, if such date is not a business day, the last day preceding such day).

(e)    The Company may determine to withhold cash otherwise distributable from the Dividend Equivalent Account and apply such withholding to the Withholding Obligation arising with respect to the entire award of RSUs and Dividend Equivalents. In the event the Company determines that the amount withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7.    Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be employed by the Company or an Affiliate as long as the Participant remains an employee of any of the Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is expressly provided that the Participant shall be considered to have terminated employment with the Company (a) when the Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs the Participant.

8.    Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if the Participant is on a leave of absence for any reason the Participant will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the RSUs during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

9.    Non-Transferability. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution (or to a designated beneficiary in the event of the Participant’s death), unless and until the shares of Stock underlying the RSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

10.    Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

11.    Legends. If a stock certificate is issued with respect to shares of Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

12.    Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.

13.    No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

14.    Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Vitesse Energy, Inc.

Attn: [    ]

9200 E Mineral Avenue, Suite 200

Centennial, CO 80112

Telephone: [    ]

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

15.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

16.    Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

17.    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

18.    Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

19.    Forfeiture and Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (x) applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards or (y) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment or cancellation to the extent necessary to comply with such law(s) or policy. In addition, the Committee may cancel any RSUs that remain unsettled or unpaid at any time, and, unless otherwise determined by the Committee, the Company shall have additional rights set forth in Section 19(d) and Section 19(f) below, in each case if the Participant is not in compliance with all applicable material provisions of this Agreement and the Plan, including the following conditions:

(a)    Participant expressly covenants and agrees that during the Prohibited Period (i) Participant will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Participant will not, and Participant will cause Participant’s Affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area. Participant further expressly covenants and agrees that during the Prohibited Period, Participant will not, and Participant will cause Participant’s Affiliates not to (1) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of any Company Entity or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from any Company Entity any person who or which is a customer of any of such entities during the period during which Participant is employed by the Company. Participant further expressly covenants and agrees that during the Prohibited Period, Participant will not and Participant will cause Participant’s Affiliates not to appropriate any Business Opportunity of, or relating to, any Company Entity, or engage in any activity that is detrimental to such Company Entity or that limits such Company Entity’s ability to fully exploit such Business Opportunities or prevents the benefits of such Business Opportunities from accruing to such Company Entity. Participant expressly recognizes that Participant will be provided with access to trade secrets as part of Participant’s employment and that the restrictive covenants set forth in this Section 19(a) are reasonable and necessary in light of Participant’s position and access to the Company Entities’ trade secrets. Notwithstanding the foregoing, the passive ownership of not more than 5% of the outstanding shares of any publicly traded security, shall not constitute a violation of this Section 19.

(b)    The Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or use in other than the Company’s business any confidential information or material relating to the business of the Company which is acquired by the Participant either during or after employment with the Company or any Affiliate.

(c)    The Participant shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company or any Affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent or other intellectual rights where appropriate in the United States and in foreign countries.

(d)    Upon settlement, payment or delivery of the RSUs, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of this Section 19, if requested by the Company. Failure to comply with the provisions of this Section 19 during the Prohibited Period shall, in addition to the remedies described in Section 19(f), cause such settlement, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission promptly upon receiving notice of facts entitling the Company to such rescission. Within ten days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received (including any amounts not technically received but used to satisfy the Withholding Obligation) in connection with the settlement of the RSUs as a result of the rescinded settlement, payment or delivery pursuant to the Agreement. Such payment shall be made either in cash or by returning to the Company the number of shares of Stock that the Participant received (including any amounts not technically received but used to satisfy the Withholding Obligation) in connection with the rescinded settlement, payment or delivery.

(e)    Participant and the Company agree to the non-competition and non-solicitation provisions of this Section 19; (i) in consideration for the confidential information provided by the Company to Participant; (ii) as part of the consideration for the compensation to be paid to Participant hereunder; (iii) to protect the trade secrets and confidential information of the Company Entities disclosed or entrusted to Participant by the Company Entities or created or developed by Participant for the Company Entities, the business goodwill of the Company Entities developed through the efforts of Participant and/or the business opportunities disclosed or entrusted to Participant by the Company Entities; and (iv) as an additional incentive for the Company to agree to this Agreement.

(f)    Participant and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 19 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company Entities. Participant and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Section 19 by Participant, and the Company Entities shall be entitled to enforce the provisions of this Section 19 by terminating payments then owing to Participant under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 19 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Participant and Participant’s agents and the remedies described in Section 19(d).

(g)    Participant hereby represents to the Company that Participant has read and understands, and agrees to be bound by, the terms of this Section 19. Participant acknowledges that the geographic scope and duration of the covenants contained in this Section 19 are fair and reasonable in light of (i) the nature and geographic scope of the operations of the Company Entities, (ii) Participant’s level of control over and contact in all jurisdictions in which it is conducted, and (iii) the amount of compensation, trade secrets and confidential information that Participant is receiving in connection with this Agreement. It is the desire and intent of the Parties that the provisions of this Section 19 be enforced to the fullest extent permitted under applicable law, Participant and the Company hereby waive any provision of applicable law that would render any provision of this Section 19 invalid or unenforceable. It is specifically agreed that the period specified in Section 19 shall be computed by excluding from that computation any time during which Participant is in violation of any provision of Section 19.

(h)    The Company and Participant agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 19 would cause irreparable injury to the applicable Company Entity. Participant expressly represents that enforcement of the restrictive covenants set forth in this Section 19 will not impose an undue hardship upon Participant or any person or entity Affiliated with Participant. Participant understands that the foregoing restrictions may limit Participant’s ability to engage in certain businesses, but acknowledges that Participant is receiving sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Participant acknowledges that Participant’s skills are such that Participant can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Participant from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Participant intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

(i)     Definitions. As used in this Section 19, the following terms shall have the following meanings:

(i)    “Business” means any endeavor in which any Company Entity is engaged or actively pursuing engagement during the Prohibited Period, and the provision of products or services that are substantially similar to the products or services provided by any business, partnership, firm, corporation or other entity which any Company Entity has made substantial progress toward acquiring on or before the date of termination of the Participant’s employment with the Company or an Affiliate. For the purposes of this definition, the execution by any Company Entity of a binding or non-binding letter of intent, term sheet, or similar agreement or a confidentiality agreement or similar agreement with respect to the acquisition of a business, partnership, firm, corporation or other entity on or before the date of termination of the Participant’s employment with the Company or an Affiliate shall constitute sufficient evidence of the Company Entity having made substantial progress towards acquiring such business, partnership, firm, corporation or other entity.

(ii)    “Business Opportunity” means any commercial, investment or other business opportunity relating to any Business.

(iii)    “Company Entity” or “Company Entities” shall mean (1) the Company and its Affiliates and (2) any other entity for which the Company provides services, for so long as the Company provides services for such entity.

(iv)    “Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with any Business in the Restricted Area.

(v)    “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(vi)    “Prohibited Period” means the period during which Participant is employed by the Company or an Affiliate and during the six months after, any settlement, payment or delivery pursuant to the Agreement.

(vii)    “Restricted Area” means any county in which any Company Entity engages in any Business.

20.    Insider Trading Policy. The terms of the Company’s insider trading policy, if any, with respect to shares of Stock are incorporated herein by reference.

21.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW. With respect to any claim or dispute related to or arising under this Agreement, Participant hereby consents to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in New Castle County, Delaware. The parties hereto waive, to the fullest extent permitted by law, any defenses to venue and jurisdiction in New Castle County, Delaware.

22.    Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

23.    Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

24.    Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

25.    Section 409A. This Agreement is intended to be exempt from the Nonqualified Deferred Compensation Rules to the maximum extent possible, or, if not exempt, to comply with the Nonqualified Deferred Compensation Rules and shall be construed and interpreted in a manner that is consistent with this intention. To the extent that the Committee determines that the RSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary or prudent to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with the Nonqualified Deferred Compensation Rules and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.

A-13